Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 15, 2024, relating to the financial statements of Snap-on Incorporated and the effectiveness of Snap-on Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Snap-on Incorporated for the year ended December 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 6, 2024